                                  EXHIBIT (11)


                       Elcor Corporation and Subsidiaries
          Computation of Income Per Common and Common Equivalent Share


(In thousands, except per share amounts)


1.       Three Months Ended September 30, 1997                                     Three Months Ended
                                                                              -----------------------------
           and September 30, 1996                                              9-30-97             9-30-96
                                                                              ----------          ---------
                  Net Income                                                  $    5,394          $   3,768
                                                                              ==========          =========

         Shares:
           Weighted average common shares
             outstanding                                                           8,801              8,758

         Adjustments:
           (a)    Assumed issuance of shares purchased under incentive stock
                  option plan using the treasury stock method                        162                 35
                                                                              ----------          ---------

         Total Common and Common Equivalent Shares                                 8,963              8,793
                                                                              ==========          =========

         Income per Common and Common Equivalent Share                        $      .60          $     .43
                                                                              ==========          =========
